UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 15, 2011

HNI Corporation
(Exact Name of Registrant as Specified in Charter)

Iowa	1-14225	42-0617510
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

408 East Second Street, P.O. Box 1109, Muscatine, Iowa  52761-0071
(Address of Principal Executive Offices, Including Zip Code)

Registrant’s telephone number, including area code:  (563) 272-7400

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2.):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment of Compensatory Arrangement – Long-Term Incentive Compensation

On February 15, 2011, the Human Resources and Compensation Committee (the "Committee") of the HNI Corporation (the "Corporation") Board of Directors (the "Board") approved the grant of long-term incentive compensation awards under the HNI Corporation Long-Term Performance Plan (the "Performance Plan") for each of following officers:  Kurt A. Tjaden – Vice President and Chief Financial Officer, HNI Corporation; Bradley D. Determan – Executive Vice President, HNI Corporation and President, Hearth & Home Technologies Inc.; Jerald K. Dittmer – Executive Vice President, HNI Corporation and President, The HON Company; and Marco V. Molinari – Executive Vice President, HNI Corporation and President, HNI International Inc.  On February 16, 2011, the independent directors of the Board approved the grant of a long-term incentive compensation award under the Performance Plan for Stan A. Askren – Chairman, President and Chief Executive Officer, HNI Corporation.

The Committee (or independent directors in the case of Mr. Askren) granted Performance Plan awards in lieu of restricted stock units ("RSUs") granted under the HNI Corporation 2007 Stock-Based Compensation Plan (the "Compensation Plan") in 2009 and 2010.  The Committee and the Board made this change to better align the long-term incentive compensation element of the Corporation's executive compensation program with the Corporation's pay for performance philosophy as Performance Plan awards are performance based unlike traditional RSUs.  Each of the officers identified above (collectively, the "Officers") received a Performance Plan award with the following target value:  Mr. Askren – $607,500; Mr. Tjaden – $131,175; Mr. Determan – $133,155; Mr. Dittmer – $146,438; and Mr. Molinari – $128,974.

The Performance Plan awards have a three-year performance period (2011-2013), are based on the cumulative economic profit achievement of the Corporation against a predetermined payout percentage set forth in an award matrix, are not paid unless a threshold level of economic profit is achieved (representing a 25 percent payout) and have a cap on the payout regardless of the level of economic profit achieved (200 percent).  Each year of the performance period is viewed separately, with one-third of the award earned for any year in which at least a threshold level of economic profit is achieved, regardless of what happened in prior years or happens in subsequent years.  The achievement percentages from each year of the performance period are averaged at the end of the performance period to determine one level of performance.  The Performance Plan awards will be paid, when earned, solely in cash and represent 25 percent of each of the Officers' long-term incentive compensation award for the Corporation's 2011 fiscal year.  Early termination of employment prior to the end of the performance period other than due to death, disability, retirement or a change in control of the Corporation will result in forfeiture of the awards.

Stock options comprise the remaining 75 percent of each of the Officers' long-term incentive compensation award for the Corporation's 2011 fiscal year.  On February 16, 2011, the Board approved the grant of the following number of stock options for each of the Officers:  Mr. Askren – 140,842; Mr. Tjaden – 30,412; Mr. Determan – 30,871; Mr. Dittmer – 33,950; and Mr. Molinari – 29,901.  The stock options were granted under the Compensation Plan, have an exercise price equal to the closing price of a share of the Corporation's common stock on the date of grant and cliff-vest four years after and expire ten years from the date of grant.  Early termination of employment other than due to death, disability, retirement or a change in control of the Corporation will result in forfeiture of unvested stock options.

For a more detailed discussion of the elements of the Corporation's executive compensation program, including long-term incentive compensation, please see pages 27-37 of the Corporation's Proxy Statement on Schedule 14A dated March 26, 2010, for the Corporation's Annual Meeting of Shareholders held on May 11, 2010.

Section 7 – Regulation FD

Item 7.01    Regulation FD Disclosure.

HNI Corporation Share Repurchase Plan

On February 21, 2011, the Corporation entered into a plan with Robert W. Baird & Co. ("Baird") to repurchase shares of the Corporation's common stock, par value $1.00 per share ("Shares"), in accordance with both Rule 10b-18 and Rule 10b5-1 under the Securities Exchange Act of 1934 (the "Exchange Act").  Under the plan, Baird will, on behalf of the Corporation, purchase Shares, pursuant to pre-arranged terms, valued at up to $10,000,000 in open market or privately negotiated transactions beginning February 22, 2011 through April 1, 2011.  Transactions under the plan will be disclosed publicly, on an aggregate basis, in the Corporation's Quarterly and Annual Reports on Forms 10-Q and 10-K filed with the Securities and Exchange Commission (the "SEC").

The information in Item 7.01 of this Current Report on Form 8-K shall not be deemed filed for purposes of Section 18 of the Exchange Act, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HNI CORPORATION
Date:	February 21, 2011	By	/s/ Stan A. Askren
Stan A. Askren Chairman, President and Chief Executive Officer